Exhibit 99.1

Alector Reports 2021 First Quarter Financial Results and Provides Business Update

-	Enrollment ongoing for AL001 INFRONT-3 Phase 3 trial in frontotemporal dementia with a progranulin mutation and for AL002 INVOKE-2 Phase 2 trial in early Alzheimer’s disease patients

-	Three abstracts accepted for presentation at 2021 Alzheimer’s Association International Conference (AAIC), including updated data from ongoing AL001 open-label Phase 2 study in FTD-GRN

SOUTH SAN FRANCISCO, Calif., May 5, 2021 (GLOBE NEWSWIRE) -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced business updates and financial results for the first quarter ended March 31, 2021.

“Positive momentum continues to build throughout our early and late-stage product pipeline,” said Arnon Rosenthal, Ph.D., co-founder and chief executive officer of Alector. “Our pivotal AL001 INFRONT-3 Phase 3 trial and AL002 INVOKE-2 placebo-controlled Phase 2 trial continue to enroll patients, and we look forward to sharing additional data from the AL001 Phase 2 clinical development program in people with FTD-GRN this summer at AAIC. In parallel, we continue to prepare for the initiation of a Phase 2 study evaluating AL001 in people with amyotrophic lateral sclerosis and advance our early-stage novel immuno-oncology candidates toward first-in-human studies. This is an exciting time for Alector and we look forward to continued execution on our clinical and corporate objectives.”

Key Business Updates

Progranulin Portfolio:

•	Alector plans to present updated data from the ongoing AL001 Phase 2 open-label study at the upcoming Alzheimer’s Association International Conference (AAIC), taking place July 26-30, 2021.

•

Enrollment is ongoing in INFRONT-3, a randomized, placebo-controlled, pivotal Phase 3 trial evaluating AL001 in people at risk for or with frontotemporal dementia due to a progranulin gene mutation (FTD-GRN). The ongoing pivotal trial is evaluating the efficacy and safety of AL001 in at-risk and symptomatic participants with FTD-GRN. Participants in the trial will be given the option to continue receiving treatment in an open-label extension study.

•

The Company is on track to initiate a Phase 2 study evaluating AL001 in people with amyotrophic lateral sclerosis (ALS) caused by C9orf72 repeats, which share TDP-43 pathology with FTD-GRN in the second half of 2021.

Alzheimer’s Disease Portfolio:

•

Alector continues patient enrollment in INVOKE-2, a Phase 2 trial evaluating AL002 in people with early Alzheimer’s disease. The randomized, double-blind, placebo-controlled, dose-ranging, multi-center Phase 2 study is expected to enroll approximately 265 participants with early Alzheimer’s disease (AD) at up to 90 sites globally. The AL002 clinical program is being developed in collaboration with AbbVie.

Exhibit 99.1

•

Alector plans to present two posters highlighting AL002 at AAIC, taking place July 26-30, 2021. The first poster will include the results of the AL002 Phase 1 study in healthy volunteers and the second poster will highlight the study design of the ongoing INVOKE-2 trial in people with early AD.

•

Data from the Phase 1b study evaluating AL003 in participants with AD is expected in 2021. Alector initiated the Phase 1b study in January 2020 and completed enrollment in 2020. The AL003 clinical development program is being developed in collaboration with AbbVie. Preliminary results from the study are expected to be presented at a scientific medical meeting in the second half of 2021.

Early-Stage Pipeline with Potential in Neurodegenerative Diseases and Oncology

•

The Company continues to progress AL044, a first-in-class antibody targeting the MS4A4A receptor. MS4A4A is a major risk gene for AD that encodes a transmembrane receptor protein that is expressed selectively in microglia in the brain and is associated with control of microglia functionality and potential viability.

•

Planning is underway to initiate first-in-human studies for AL008 and AL009, two oncology programs, in 2022. AL008 is a novel, investigational, antibody product candidate with a dual mechanism of action that combines inhibition of the CD47-SIRP-alpha (SIRPα) pathway with stimulation of activating Fc receptors and has the potential to yield a best-in-class product. AL009 is a first-in-class multi-Siglec inhibitor that works to enhance the innate and adaptive immune system response by blocking a critical glycan checkpoint pathway that drives immune inhibition.

First Quarter 2021 Financial Results

Revenue. Collaboration revenue for the quarter ended March 31, 2021, was $4.1 million, compared to $7.2 million for the same period in 2020. Revenue is recognized as the program costs are incurred by measuring actual costs incurred to date compared to the overall total expected costs to satisfy the performance obligation. Changes in estimates for revenue recognized over time are recognized on a cumulative basis.

R&D Expenses. Total research and development expenses for the quarter ended March 31, 2021, were $45.7 million, compared to $34.6 million for the same period in 2020. This increase was mainly driven by an increase in expenses to support the advancement of clinical and pre-clinical programs across several therapeutic initiatives as well as an increase in personnel-related expenses.

G&A Expenses. Total general and administrative expenses for the quarter ended March 31, 2021, were $11.1 million, compared to $14.6 million for the same period in 2020. This decrease was primarily due to a decrease in legal fees related to the conclusion of our arbitration proceedings for certain intellectual property matters.

Exhibit 99.1

Net Loss. For the quarter ended March 31, 2021, Alector reported a net loss of $52.2 million, compared to a net loss of $40.0 million for the same period in 2020.

Cash Position. Cash, cash equivalents, and marketable securities were $362.7 million as of March 31, 2021.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. The Company is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. The Company’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the Company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions, Alector and its business as set forth in Alector’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2021, as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Exhibit 99.1

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2021	2020

Cash, cash equivalents, and marketable securities	$362,744	$413,308
Total assets	440,364	488,251
Total current liabilities (excluding deferred revenue)	41,362	44,088
Deferred revenue (including current portion)	128,193	131,476
Total liabilities	212,535	219,801
Total stockholders’ equity	227,829	268,450

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Collaboration revenue	$4,110	$7,171
Operating expenses:
Research and development	45,733	34,605
General and administrative	11,012	14,644
Total operating expenses	56,745	49,249
Loss from operations	(52,635)	(42,078)
Other income, net	464	2,059
Net loss	$(52,171)	$(40,019)
Net loss per share, basic and diluted	$(0.66)	$(0.53)
Shares used in computing net loss per share, basic and diluted	79,386,836	74,820,950

Exhibit 99.1

Contacts

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Alector, Inc.

ir@alector.com